Press Release For immediate release
Invesco Ltd. Announces March 31, 2017
Assets Under Management and Extension of Foreign Exchange Hedges

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, April 11, 2017 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $834.8 billion, a decrease of 0.2% month over month. The decrease was driven by lower Money Market AUM and net long-term outflows, partially offset by favorable market returns, inflows into PowerShares QQQs and foreign exchange. FX increased AUM by $0.6 billion. Preliminary average total AUM for the quarter through March 31st were $829.8 billion, and preliminary average active AUM for the quarter through March 31st were $678.4 billion.
Additionally on March 30, Invesco extended its hedge of approximately 75% of the GBP-based operating income for each quarter by a half year, through June 30, 2018. This hedge is in the form of purchased put option contracts set at a strike level of $1.250 based on the average daily foreign exchange rate for the applicable time period.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

March 31, 2017(a)	$834.8	$381.8	$203.8	$48.9	$73.1(b)	$127.2
February 28, 2017	$836.8	$379.6	$203.2	$48.6	$78.0	$127.4
January 31, 2017	$825.3	$371.3	$201.9	$47.9	$79.4	$124.8
December 31, 2016	$812.9	$364.1	$201.7	$46.8	$78.3	$122.0
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

March 31, 2017(a)	$680.5	$280.6	$158.7	$48.9	$73.1(b)	$119.2
February 28, 2017	$682.2	$279.9	$158.0	$48.6	$78.0	$117.7
January 31, 2017	$675.9	$275.8	$157.6	$47.9	$79.4	$115.2
December 31, 2016	$668.5	$270.6	$160.0	$46.8	$78.3	$112.8
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

March 31, 2017(a)	$154.3	$101.2	$45.1	$—	$—(b)	$8.0
February 28, 2017	$154.6	$99.7	$45.2	$—	$—	$9.7
January 31, 2017	$149.4	$95.5	$44.3	$—	$—	$9.6
December 31, 2016	$144.4	$93.5	$41.7	$—	$—	$9.2

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $65.2 billion in institutional money market AUM and $7.9 billion in retail money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.
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